                       SECURITIES AND EXCHANGE COMMISSION


                            WASHINGTON, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT


                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


                               November 25, 1998
                               -----------------
                Date of Report (Date of earliest event reported)


                              SIEBEL SYSTEMS, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)


           DELAWARE                   0-20725               94-3187233
--------------------------------------------------------------------------------
(State or other jurisdiction of     (Commission            (I.R.S. Employer
     incorporation                  File Number)          Identification No.)



                            1855 SOUTH GRANT STREET
                              SAN MATEO, CA  94402
                              --------------------
                    (Address of principal executive offices)


                                 (650) 295-5000
                                 --------------
              (Registrant's telephone number, including area code)

ITEM 5.    OTHER EVENTS

On April 15, 1998, the Registrant filed with the Securities and Exchange Commission (Commission File Number 333-48055) a Registration Statement on Form S-4 (the "S-4 Registration Statement") containing the Registrant's unaudited Pro Forma Combined Condensed Financial Statements for the years ended December 31, 1997, 1996 and 1995. The S-4 Registration Statement was filed pursuant to an Agreement and Plan of Merger and Reorganization dated March 1, 1998 among the Registrant, Syracuse Acquisition Sub, Inc., a California corporation and then wholly-owned subsidiary of the Registrant ("Merger Sub"), and Scopus Technology, Inc. ("Scopus"), whereby Merger Sub was merged with and into Scopus. Attached as Appendix A to this current report on Form 8-K are the Registrant's audited consolidated financial statements for the three years ended December 31, 1997, and the related consolidated financial statement schedule, selected financial data and management's discussion and analysis of financial condition and results of operations.

ITEM 7.   FINANCIAL STATEMENTS, FINANCIAL INFORMATION AND EXHIBITS

(c)  Exhibits

EXHIBIT NO.    DESCRIPTION

23.1   Consent of KPMG Peat Marwick LLP

27.1   Financial Data Schedule

                                   SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              SIEBEL SYSTEMS, INC.

Date:  November 25, 1998

                                By: /s/ Howard H. Graham
                                --------------------------------
                                    Howard H. Graham
                                    Senior Vice President,
                                    Finance and Administration
                                    and Chief Financial Officer

                                   Appendix A

   AUDITED CONSOLIDATED FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULE, SELECTED FINANCIAL DATA AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

================================================================================

                                                                      APPENDIX A

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Siebel Systems, Inc.:

  We have audited the accompanying consolidated balance sheets of Siebel Systems, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Siebel Systems, Inc. and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK LLP

Mountain View, California
July 16, 1998

                             SIEBEL SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS
                     (In thousands, except per share data)

                                                                                                  December 31,
                                                                                            1997                1996
                                                                                      -----------------  ------------------
                                                          Assets
                                                          ------
Current assets:
      Cash and cash equivalents                                                       $         70,202   $          77,495
      Short-term investments                                                                    91,999              74,133
      Accounts receivable, net                                                                  63,056              29,247
      Deferred income taxes                                                                      4,778               2,706
      Prepaids and other                                                                         6,701               4,955
                                                                                      -----------------  ------------------

                Total current assets                                                           236,736             188,536

Property and equipment, net                                                                     24,843              15,298
Other assets                                                                                     6,585               3,111
                                                                                      -----------------  ------------------

                Total assets                                                          $        268,164   $         206,945
                                                                                      =================  ==================

                               Liabilities and Stockholders' Equity
                               ------------------------------------

Current liabilities:
      Accounts payable                                                                 $         5,684   $           5,341
      Accrued expenses                                                                          28,362              13,945
      Income taxes payable                                                                       2,345               3,956
      Deferred revenue                                                                          22,243              11,067
                                                                                       ----------------    ----------------

                Total current liabilities                                                       58,634              34,309

      Deferred income taxes                                                                        162                 205
                                                                                      -----------------  ------------------

                Total liabilities                                                               58,796              34,514
                                                                                      -----------------  ------------------

Stockholders' equity:
      Common stock;  $.001 par value;  300,000 shares authorized; 85,864
         and 81,969 shares issued and outstanding, respectively                                     86                  82
      Additional paid-in capital                                                               195,432             157,583
      Notes receivable from stockholders                                                          (406)               (508)
      Deferred compensation                                                                       (639)             (1,173)
      Accumulated other comprehensive losses                                                      (365)                 --
      Retained earnings                                                                         15,260              16,447
                                                                                      -----------------  ------------------

                Total stockholders' equity                                                     209,368             172,431
                                                                                      -----------------  ------------------

                Total liabilities and stockholders' equity                            $        268,164   $         206,945
                                                                                      =================  ==================

         See accompanying notes to consolidated financial statements.

                             SIEBEL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                                                                            Year Ended
                                                                                           December 31,
                                                                       -----------------------------------------------------
                                                                            1997               1996                1995
                                                                       ---------------    ----------------     -------------
Revenues:
      Software                                                         $      156,971     $        80,413      $     26,589
      Maintenance, consulting and other                                        50,657              20,949             9,245
                                                                       ---------------    ----------------     -------------

                   Total revenues                                             207,628             101,362            35,834

Cost of revenues:
      Software                                                                  4,393               2,197               915
      Maintenance, consulting and other                                        28,787              13,183             7,300
                                                                       ---------------    ----------------     -------------

                   Total cost of revenues                                      33,180              15,380             8,215
                                                                       ---------------    ----------------     -------------

                   Gross margin                                               174,448              85,982            27,619

Operating expenses:
      Product development                                                      26,105              14,775             8,198
      Sales and marketing                                                      98,748              44,044            13,797
      General and administrative                                               16,938               9,737             3,361
      Merger termination costs                                                  3,298                   -                 -
      Write-off acquired research and development                              22,740                   -                 -
                                                                       ---------------    ----------------     -------------

                   Total operating expenses                                   167,829              68,556            25,356
                                                                       ---------------    ----------------     -------------

                   Operating income                                             6,619              17,426             2,263

Other income, net                                                               5,374               3,118               624
                                                                       ---------------    ----------------     -------------

                   Income before income taxes                                  11,993              20,544             2,887

Income taxes                                                                   13,180               7,683             1,085
                                                                       ---------------    ----------------     -------------

                   Net income (loss)                                   $       (1,187)    $        12,861      $      1,802
                                                                       ===============    ================     =============

Diluted net income (loss) per share                                    $        (0.01)    $          0.16      $       0.03
                                                                       ===============    ================     =============

Shares used in diluted net income (loss) per share computation                 83,798              78,198            62,409
                                                                       ===============    ================     =============

Basic net income (loss) per share                                      $        (0.01)    $          0.18      $       0.03
                                                                       ===============    ================     =============

Shares used in basic net income (loss) per share computation                   83,798              69,736            62,000
                                                                       ===============    ================     =============

         See accompanying notes to consolidated financial statements.

                                                                                  Convertible
                                                                                preferred stock             Common stock
                                                               Partners'     ---------------------      --------------------
                                                                Capital      Shares       Amount        Shares        Amount
                                                               ---------     ------       --------      --------      ------
Balances, December 31, 1994                                        1,153       1,895            19         7,095             7

Conversion of partners' capital                                   (1,153)      9,378             9        32,323            32
Issuance of common stock under Employee Stock Option Plans             -           -             -         1,314             1
Issuance of common stock, net of issuance costs of $968                -           -             -         2,430             2
Conversion of mandatorily redeemable preferred stock                   -           -             -         1,737             2
Conversion of convertible preferred stock                              -      (1,895)          (19)        1,380             2
Repurchase and retirement of common stock                              -           -             -          (840)           (1)
Issuance of convertible preferred stock                                -      10,244            10             -             -
Common stock issued for exercise of warrants                           -           -             -           341             1
Compensation related to stock options                                  -           -             -             -             -
Amortization of deferred compensation related to stock options         -           -             -             -             -
Net income                                                             -           -             -             -             -
                                                                  ------      ------           ---       -------           ---
Balances, December 31, 1995                                            -      19,622            19        45,780            46

Issuance of common stock under Employee Stock Option Plans             -           -             -         2,675             3
Issuance of common stock under Employee Stock Purchase Plans           -           -             -           295             -
Issuance of common stock, net of issuance costs of $1,849              -           -             -        12,891            13
Repayment of note receivable                                           -           -             -             -             -
Issuance of convertible preferred stock                                -         494             1             -             -
Convertible preferred stock issued for exercise of warrant             -         300             -             -             -
Tax benefit from stock options                                         -           -             -             -             -
Compensation related to stock options                                  -           -             -             -             -
Cancellation of stock options issued below fair value                  -           -             -             -             -
Conversion of convertible preferred stock into common stock            -     (20,416)          (20)       20,416            20
Repurchase and retirement of common stock                              -           -             -           (88)            -
Amortization of deferred compensation related to stock options         -           -             -             -             -
Net income                                                             -           -             -             -             -
                                                                  ------      ------           ---       -------           ---
Balances, December 31, 1996                                            -           -             -        81,969            82

Issuance of common stock under Employee Stock Option Plans             -           -             -         2,067             2
Issuance of common stock under Employee Stock Purchase Plans           -           -             -           626             -
Issuance of common stock related to InterActive acquisition            -           -             -           602             1
Issuance of common stock related to Nomadic acquisition                -           -             -           600             1
Repayment of note receivable                                           -           -             -             -             -
Compensation related to stock options                                  -           -             -             -             -
Cancellation of stock options issued below fair value                  -           -             -             -             -
Tax benefit from stock options                                         -           -             -             -             -
Amortization of deferred compensation related to stock options         -           -             -             -             -
Currency translation adjustment                                        -           -             -             -             -
Net loss                                                               -           -             -             -             -
                                                                  ------      ------           ---       -------           ---
Balances, December 31, 1997                                            -           -             -        85,864            86
                                                                  ======      ======           ====      =======           ===

                                                                                             Notes
                                                                      Additional           receivable            Deferred
                                                                       paid-in               from                 stock
                                                                       capital            stockholders         compensation
                                                                      ----------          ------------         ------------
Balances, December 31, 1994                                                4,140                (13)                  -

Conversion of partners' capital                                            1,112                  -                   -
Issuance of common stock under Employee Stock Option Plans                   156                  -                   -
Issuance of common stock, net of issuance costs of $968                   23,856                  -                   -
Conversion of mandatorily redeemable preferred stock                       1,398                  -                   -
Conversion of convertible preferred stock                                     17                  -                   -
Repurchase and retirement of common stock                                     (8)                 -                   -
Issuance of convertible preferred stock                                    8,344                  -                   -
Common stock issued for exercise of warrants                                 136                  -                   -
Compensation related to stock options                                        748                  -                (748)
Amortization of deferred compensation related to stock options                 -                  -                  96
Net income                                                                     -                  -                   -
                                                                        --------              -----             -------
Balances, December 31, 1995                                               39,899                (13)               (652)

Issuance of common stock under Employee Stock Option Plans                 2,018                  -                   -
Issuance of common stock under Employee Stock Purchase Plans               1,641                  -                   -
Issuance of common stock, net of issuance costs of $1,849                109,477               (507)                  -
Repayment of note receivable                                                   -                 12                   -
Issuance of convertible preferred stock                                    1,094                  -                   -
Convertible preferred stock issued for exercise of warrant                   437                  -                   -
Tax benefit from stock options                                             2,173                  -                   -
Compensation related to stock options                                        893                  -                (893)
Cancellation of stock options issued below fair value                        (48)                 -                  48
Conversion of convertible preferred stock into common stock                    -                  -                   -
Repurchase and retirement of common stock                                     (1)                 -                   -
Amortization of deferred compensation related to stock options                 -                  -                 324
Net income                                                                     -                  -                   -
                                                                        --------              -----             -------
Balances, December 31, 1996                                              157,583               (508)             (1,173)

Issuance of common stock under Employee Stock Option Plans                 4,788                  -                   -
Issuance of common stock under Employee Stock Purchase Plans               4,299                  -                   -
Issuance of common stock related to InterActive acquisition               14,580                  -                   -
Issuance of common stock related to Nomadic acquisition                   10,393                  -                   -
Repayment of note receivable                                                   -                102                   -
Compensation related to stock options                                       (256)                 -                 256
Cancellation of stock options issued below fair value                         (1)                 -                   1
Tax benefit from stock options                                             4,046                  -                   -
Amortization of deferred compensation related to stock options                 -                  -                 277
Currency translation adjustment                                                -                  -                   -
Net loss                                                                       -                  -                   -
                                                                        --------              -----             -------
Balances, December 31, 1997                                              195,432               (406)               (639)
                                                                        ========              =====             =======

                                                                         Accumulated
                                                                           other                                  Total
                                                                        comprehensive        Retained          stockholders'
                                                                           losses            earnings            equity
                                                                        -------------        --------          ----------
Balances, December 31, 1994                                                         -         1,784              7,090

Conversion of partners' capital                                                     -             -                  -
Issuance of common stock under Employee Stock Option Plans                          -             -                157
Issuance of common stock, net of issuance costs of $968                             -             -             23,858
Conversion of mandatorily redeemable preferred stock                                -             -              1,400
Conversion of convertible preferred stock                                           -             -                  -
Repurchase and retirement of common stock                                           -             -                 (9)
Issuance of convertible preferred stock                                             -             -              8,354
Common stock issued for exercise of warrants                                        -             -                137
Compensation related to stock options                                               -             -                  -
Amortization of deferred compensation related to stock options                      -             -                 96
Net income                                                                          -         1,802              1,802
                                                                                 -----      -------           --------
Balances, December 31, 1995                                                         -         3,586             42,885

Issuance of common stock under Employee Stock Option Plans                          -             -              2,021
Issuance of common stock under Employee Stock Purchase Plans                        -             -              1,641
Issuance of common stock, net of issuance costs of $1,849                           -             -            108,983
Repayment of note receivable                                                        -             -                 12
Issuance of convertible preferred stock                                             -             -              1,095
Convertible preferred stock issued for exercise of warrant                          -             -                437
Tax benefit from stock options                                                      -             -              2,173
Compensation related to stock options                                               -             -                  -
Cancellation of stock options issued below fair value                               -             -                  -
Conversion of convertible preferred stock into common stock                         -             -                  -
Repurchase and retirement of common stock                                           -             -                 (1)
Amortization of deferred compensation related to stock options                      -             -                324
Net income                                                                          -        12,861             12,861
                                                                                 -----      -------           --------
Balances, December 31, 1996                                                         -        16,447            172,431

Issuance of common stock under Employee Stock Option Plans                          -             -              4,790
Issuance of common stock under Employee Stock Purchase Plans                        -             -              4,299
Issuance of common stock related to InterActive acquisition                         -             -             14,581
Issuance of common stock related to Nomadic acquisition                             -             -             10,394
Repayment of note receivable                                                        -             -                102
Compensation related to stock options                                               -             -                  -
Cancellation of stock options issued below fair value                               -             -                  -
Tax benefit from stock options                                                      -             -              4,046
Amortization of deferred compensation related to stock options                      -             -                277
Currency translation adjustment                                                  (365)            -               (365)
Net loss                                                                            -        (1,187)            (1,187)
                                                                                 -----      -------           --------
Balances, December 31, 1997                                                      (365)       15,260            209,368
                                                                                 =====      =======           ========

         See accompanying notes to consolidated financial statements.

                             SIEBEL SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (In thousands)

                                                                                               Year Ended December 31,
                                                                                  -----------------------------------------------
                                                                                      1997               1996              1995
                                                                                  ----------        -----------        ----------
Cash flows from operating activities:
  Net income (loss)                                                               $   (1,187)       $    12,861        $    1,802
  Adjustments to reconcile net income (loss) to net cash provided by operating activities:
        Compensation related to stock options                                            277                324                96
        Depreciation and amortization                                                  8,125              3,363             1,089
        Deferred income taxes                                                         (1,615)            (1,617)             (643)
        Tax benefit from exercise of stock options                                     4,046              2,173                 -
        Loss on disposal of property and equipment                                       307                155                 -
        Allowance for doubtful accounts and returns                                    2,348                585                 -
        Write-off of acquired research and development                                22,740                  -                 -
        Software licenses exchanged for equipment and prepaid assets                       -             (3,408)                -
        Changes in operating assets and liabilities:
                     Accounts receivable                                             (40,485)           (19,636)           (4,548)
                     Prepaids and other                                               (1,736)            (3,313)           (1,228)
                     Accounts payable                                                    126              3,287             1,307
                     Accrued expenses                                                 13,723             10,326             1,935
                     Income taxes payable                                             (1,611)             2,821               862
                     Deferred revenue                                                 15,963              3,632             5,908
                                                                                  ----------        -----------        ----------
                                 Net cash provided by operating activities            21,021             11,553             6,580
                                                                                  ----------        -----------        ----------
Cash flows from investing activities:
  Purchases of property and equipment                                                (17,640)           (13,742)           (2,637)
  Purchases and sales of short-term investments                                      (68,941)           (73,936)           (7,466)
  Maturites of short-term investmets                                                  51,075              7,265               555
  Proceeds from disposal of property and equipment                                         -                 16                15
  Cash acquired in acquisitions                                                          129                  -                 -
  Other assets                                                                        (1,764)              (947)             (288)
                                                                                  ----------        -----------        ----------
                                 Net cash used in investing activities               (37,141)           (81,344)           (9,821)
                                                                                  ----------        -----------        ----------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net of repurchases                           8,725            112,559            24,052
  Proceeds from issuance of preferred stock                                                -              1,532             8,354
  Repayment of stockholder notes                                                         102                 12                 -
                                                                                  ----------        -----------        ----------
                                 Net cash provided by financing activities             8,827            114,103            32,406
                                                                                  ----------        -----------        ----------
Change in cash and cash equivalents                                                   (7,293)            44,312            29,165
Cash and cash equivalents, beginning of year                                          77,495             33,183             4,018
                                                                                  ----------        -----------        ----------
Cash and cash equivalents, end of year                                            $   70,202        $    77,495        $   33,183
                                                                                  ==========        ===========        ==========
Supplemental disclosures of cash flows information:
  Conversion of partnership units into common and preferred stock                 $        -        $         -        $    1,153
                                                                                  ==========        ===========        ==========
  Common stock issued for acqusitions                                             $   24,975        $         -        $        -
                                                                                  ==========        ===========        ==========
  Exercise of common stock options in exchange for stockholder note               $        -        $       507        $        -
                                                                                  ==========        ===========        ==========
  Cash paid for income taxes                                                      $   14,077        $     4,597        $    1,171
                                                                                  ==========        ===========        ==========

         See accompanying notes to consolidated financial statements.

                              SIEBEL SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

THE COMPANY

  Siebel Systems, Inc. ("Siebel" or the "Company") is the world's leading supplier of Enterprise Relationship Management systems for organizations focused on increasing sales, marketing and customer service effectiveness in field sales, service organizations, telesales, telemarketing, call centers, and third-party resellers. The Company designs, develops, markets, and supports Siebel Enterprise Applications, a leading Internet-enabled, object oriented client/server application software product family designed to meet the sales, marketing and customer service information system requirements of even the largest multi-national organizations.

  On May 18, 1998, Siebel merged with Scopus Technology Inc. ("Scopus") in a transaction recorded as a pooling of interests. Accordingly, the financial statements of Siebel have been restated to include the financial position and results of operations of Scopus for all periods presented. Prior to the merger with Siebel, Scopus used a fiscal year ending March 31. The restated financial statements as of December 31, 1997 and for prior periods include Siebel's results of operations for the calendar periods noted and Scopus' results of
operations for the fiscal periods ending three months later.   See note 7.

PRINCIPLES OF CONSOLIDATION

  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated.

REVENUE RECOGNITION

  Prior to January 1, 1998, the Company recognized revenue in accordance with Statement of Position No. 91-1, "Software Revenue Recognition". Software license revenue was recognized when all of the following criteria had been met: there was an executed license agreement, software had been shipped to the customer, no significant vendor obligations remained, the license fee was fixed and payable within twelve months and collection was deemed probable.

  On January 1, 1998, the Company adopted the provisions of Statement of Position No. 97-2 "Software Revenue Recognition". Revenue is recognized under SOP 97-2 when persuasive evidence of an arrangement exists and delivery has occurred, provided the fee is fixed and determinable, collectibility is probable and the arrangement does not require significant customization of the software. Under SOP 97-2, revenue on multiple element arrangements is allocated to the various elements based on relative fair value.

  Maintenance, consulting and other revenues relate primarily to maintenance, consulting services and training. Maintenance revenues are recognized ratably over the term of the maintenance contract, typically 12 to 36 months. Consulting and training revenues are generally recognized as the services are performed and are usually performed on a time and materials basis. Such services primarily consist of implementation services related to the installation of the Company's products and do not include significant customization to or development of the underlying software code.

  The Company's customer base includes a number of its suppliers (e.g. AT&T, BankBoston Robertson Stephens, Bank of America, Cabletron Systems, The Charles Schwab Corporation, Cigna Corporation, Cisco Systems, Inc., Compaq Computer Corporation, Dell Computer Corporation, Lucent Technologies, MCI Telecommunications Corporation, Microsoft Corporation, NationsBank Montgomery Securities, PeopleSoft, Inc., Sequent Computer Systems, Inc., Siemens Medical and Sun Microsystems, Inc.). On occasion, the Company has purchased goods and/or services for company operations from these vendors at or about the same time Siebel has licensed its software to these organizations. These transactions are separately negotiated and recorded at terms the Company considers to be arm's-length.

COST OF REVENUES

  Cost of software consists primarily of media, product packaging, documentation and other production costs, and third-party royalties. Cost of maintenance, consulting and other consists primarily of salaries, benefits and allocated overhead costs related to consulting, training and customer support personnel, including cost of services provided by third party consultants engaged by the Company.

USE OF ESTIMATES

  The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS, AND SHORT-TERM INVESTMENTS

  The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. Short-term investments generally consist of highly liquid municipal securities with original maturities in excess of 90 days. The Company has classified its investments in certain debt and equity securities as "available for sale." Such investments are carried at fair value, with gross unrealized gains and losses, when material, reported within accumulated other comprehensive other losses.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets, generally three to five years. Leasehold improvements are amortized over the lesser of the lease term or the estimated useful lives of the improvements, generally seven years.

SOFTWARE DEVELOPMENT COSTS

   Software development costs associated with new products and enhancements to existing software products are expensed as incurred until technological feasibility in the form of a working model has been established. To date, the Company's software development has been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

ADVERTISING

  Advertising costs are expensed as incurred. Advertising expense is included in sales and marketing expense and amounted to $7,245,000 in 1997 and was immaterial in 1996 and 1995.

INCOME TAXES

  The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are recognized for deductible temporary differences, net operating loss carryforwards and credit carryforwards if it is more likely than not that the tax benefits will be realized. To the extent a deferred tax asset cannot be recognized under the preceding criteria, available allowances must be established. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

NET INCOME (LOSS) PER SHARE

  Basic earnings per share is computed using the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed using the weighted average number of shares of common stock and, when dilutive, convertible preferred stock outstanding and common equivalent shares from options to purchase common stock and warrants outstanding using the treasury stock method.

  Effective February 3, 1998, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 98 which changes the calculation of earnings per share in periods prior to initial public offerings as previously applied under SAB No. 83. When a registrant issued common stock, warrants, options, or other potentially dilutive instruments for consideration or with exercise prices below the initial public offering price, within a one year period prior to the initial filing of a registration statement relating to an initial public offering, SAB No. 83 required such equity instruments to be treated as outstanding for all periods presented in the filing using the anticipated initial public offering price and the treasury stock method. Under SAB No. 98, when common stock, options, warrants, or other potentially dilutive instruments have been issued for nominal consideration during the periods covered by income statements in the filing, those nominal issuances are to be reflected in earnings per share calculations for all periods presented. During all periods prior to the Company's initial public offering, no equity instruments were issued for nominal consideration. Net income (loss) per share for periods prior to the Company's initial public offering have been restated in accordance with SAB No. 98.

EMPLOYEE STOCK OPTION AND PURCHASE PLANS

   The Company accounts for its stock-based compensation plans using the intrinsic value method. As such, compensation expense is recorded if on the date of grant the current market price of the underlying stock exceeds the exercise price.

FOREIGN CURRENCY TRANSLATION

  The Company considers the functional currency of its foreign subsidiaries to be the local currency, and accordingly, they are translated into U.S. dollars using exchange rates in effect at period end for assets and liabilities and average exchange rates during each reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiary financial statements are reported within accumulated other comprehensive losses.

CONCENTRATIONS OF CREDIT RISK

  Financial instruments that potentially subject the Company to a concentration of credit risk principally consist of trade accounts receivable. The Company performs ongoing credit evaluations of its customers and generally does not require collateral on accounts receivable, as the majority of the Company's customers are large, well established companies. The Company maintains reserves for potential credit losses, but historically has not experienced any significant losses related to any particular industry or geographic area.

FAIR VALUE OF FINANCIAL INSTRUMENTS

  The carrying amount of the Company's cash and cash equivalents, accounts receivable, and accounts payable approximate their respective fair values defined as the amount at which the instrument could be exchanged in a current transaction between willing parties.

IMPAIRMENT OF LONG-LIVED ASSETS

  The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Company does not have any long-lived assets it considers to be impaired.

RECENT ACCOUNTING PRONOUNCEMENTS

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. The Company will adopt SFAS No. 131 in fiscal 1998. This new accounting standard is not expected to have a material effect on the Company's annual consolidated financial statements.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated and accounted for as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction. For a derivative not designated as a hedging instrument, changes in the fair value of the derivative are recognized in earnings in the period of change. This statement will be effective for all annual and interim periods beginning after June 15, 1999. Management does not believe the adoption of SFAS No. 133 will have a material effect on the Company's consolidated financial position or results of operations.

(2) FINANCIAL STATEMENT DETAILS

  Short-Term Investments. Short-term investments, $55,697,000 of which mature in less than one year, and $36,302,000 of which mature in one to five years, consisted of the following (in thousands):

                                                                                   December 31,
                                                                             -------------------------
                                                                                 1997         1996
                                                                             ------------  -----------
Certificates of deposit....................................................       $     -      $ 1,325
Municipal securities.......................................................        91,999       72,808
                                                                                  -------      -------
                                                                                  $91,999      $74,133
                                                                                  =======      =======

  Accounts Receivable, Net. Accounts receivable, net, consisted of the following (in thousands):

                                                                                   December 31,
                                                                            ------------------------
                                                                               1997         1996
                                                                            -----------  -----------
Trade accounts receivable.................................................      $67,344      $31,187
Less: allowances for doubtful accounts and returns........................        4,288        1,940
                                                                                -------      -------
                                                                                $63,056      $29,247
                                                                                =======      =======

  Property and Equipment, Net. Property and equipment, net, consisted of the following (in thousands):

                                                                                   December 31,
                                                                            --------------------------
                                                                                1997          1996
                                                                            ------------  ------------
Computer equipment........................................................       $19,728       $14,120
Furniture and fixtures....................................................         6,096         3,051
Computer software.........................................................         8,446         2,202
Leasehold improvements....................................................         3,346           907
                                                                                 -------       -------
                                                                                  37,616        20,280
Less: accumulated depreciation............................................        12,773         4,982
                                                                                 -------       -------
                                                                                 $24,843       $15,298
                                                                                 =======       =======

  Accrued Expenses. Accrued expenses consisted of the following (in thousands):

                                                                                  December 31,
                                                                            --------------------------
                                                                                1997          1996
                                                                            ------------  ------------
Bonuses...................................................................       $ 7,092       $ 1,672
Commissions...............................................................         5,713         4,129
Vacation..................................................................         2,312         2,280
Sales tax.................................................................         3,026         1,103
Other.....................................................................        10,219         4,761
                                                                                 -------       -------
                                                                                 $28,362       $13,945
                                                                                 =======       =======

   Other Income, Net. Other income, net, consisted of the following (in thousands):

                                                                           Years Ended December 31,
                                                                  -------------------------------------------
                                                                      1997           1996           1995
                                                                  -------------  -------------  -------------
Interest income.................................................        $6,019         $3,281          $ 653
Interest expense................................................            (4)            (8)           (29)
Other...........................................................          (641)          (155)             -
                                                                        ------         ------          -----
                                                                        $5,374         $3,118          $ 624
                                                                        ======         ======          =====

(3) COMMITMENTS AND CONTINGENCIES

LEASE OBLIGATIONS

  As of December 31, 1997, the Company leased facilities under noncancelable operating leases expiring between 1998 and 2006. Future minimum lease payments are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
   1998...........................................................................    $ 5,042
   1999...........................................................................      4,193
   2000...........................................................................      3,755
   2001...........................................................................      3,652
   2002...........................................................................      2,912
   Thereafter.....................................................................      6,395
                                                                                      -------
                                                                                      $25,949
                                                                                      =======

  Rent expense for the years ended December 31, 1997, 1996 and 1995, was $6,160,000, $2,834,000, and $1,050,000, respectively.

EMPLOYEE BENEFIT PLAN

   The Company has a 401(k) plan that allows eligible employees to contribute up to 20% of their compensation, limited to $10,000 in 1998. Employee contributions and earnings thereon vest immediately. Although, the Company may make discretionary contributions to the 401(k) plan, none have been made to date.

LEGAL ACTIONS

  The Company is engaged in certain legal actions arising in the ordinary course of business. The Company believes it has adequate legal defenses and believes that the ultimate outcome of these actions will not have a material effect on the Company's consolidated financial position or results of operations, although there can be no assurance as to the outcome of such litigation.

(4) STOCKHOLDERS' EQUITY

STOCK SPLIT

   All share and per share amounts for all periods presented have been restated to reflect a two-for-one stock split (effected in the form of a stock dividend), which was effective March 20, 1998.

NET INCOME (LOSS) PER SHARE

  The following is a reconciliation of the number of shares used in the basic and diluted earnings per share computation for the periods presented (in thousands):

                                                          For the year ended December 31,
                                                  ---------------------------------------------
                                                       1997             1996            1995
                                                  ------------     ------------     -----------
Shares used in basic net income (loss) per share
 computation......................................      83,798           69,736          62,000
Effect of dilutive potential common shares........          --            8,462             409
Shares used in diluted net income (loss) per      ------------     ------------     -----------
 share computation................................      83,798           78,198          62,409
                                                  ============     ============     ===========

  The Company excluded potentially dilutive securities for each period presented from its diluted net income (loss) per share computation because either the exercise price of the securities exceeded the average fair value of the Company's common stock or the Company had net losses, and, therefore, these securities were anti-dilutive. For the year ended December 31, 1997, the Company excluded 10,716,882 employee stock options with a weighted average exercise price of $7.48 per share as potentially dilutive common shares.

EMPLOYEE STOCK OPTION AND PURCHASE PLANS

  The 1996 Equity Incentive Plan (the "Plan"), which amended and restated the Company's 1994 Stock Option Plan and 1996 Supplemental Stock Option Plan, provides for the issuance of up to an aggregate of 40,000,000 shares of common stock to employees, directors and consultants. The Plan provides for the issuance of incentive and nonstatutory stock options, restricted stock purchase awards, stock bonuses and stock appreciation rights.

  Under the Plan, the exercise price for incentive stock options is at least 100% of the fair market value on the date of the grant. The exercise price for incentive stock options is at least 110% of the fair market value on the date of the grant for persons with greater than 10% of the voting power of all classes of stock. Options generally expire in 10 years; however, incentive stock options may expire in 5 years if the optionee owns stock representing more than 10% of the voting power of all classes of stock. Vesting periods are determined by the Board of Directors and generally provide for shares to vest ratably over 5 years.

  The Plan also allows for the exercise of certain unvested options. Shares of common stock issued to employees upon exercise of unvested options are subject to repurchase by the Company at the original exercise price. The Company's ability to repurchase these shares expires at a rate equivalent to the current vesting schedule of each option. As of December 31, 1997, 3,505,000 shares of common stock had been issued to employees upon the exercise of unvested options, which are subject to repurchase, at a weighted average repurchase price of $0.22 per share.

  During the period from October 1995 through April 1996, the Company granted options to purchase an aggregate of 16,305,000 shares of common stock at exercise prices ranging from $.13 to $1.63 per share. Based in part on an independent appraisal obtained by the Company's Board of Directors, and other factors, the Company recorded $748,000 of deferred compensation expense in 1995 and an additional $893,000 of deferred compensation expense in 1996 relating to these options. These amounts are being amortized over the vesting period of the individual options, generally five years.

  The Company has assumed certain options granted to former employees of acquired companies (the "Acquired Options"). The Acquired Options were assumed by the Company outside of the Plan, but all are administered as if issued under the Plan. All of the Acquired Options have been adjusted to give effect to the conversion under the terms of the Agreements and Plans of Reorganization between the Company and the companies acquired. The Acquired Options generally become exercisable over a four year period and generally expire either five or ten years from the date of grant. No additional options will be granted under any of the acquired companies' plans.

  Combined plans activity is summarized as follows:

                                                                                                         WEIGHTED
                                                                                                         AVERAGE
                                                                           SHARES                        EXERCISE
                                                                         AVAILABLE         NUMBER         PRICE
                                                                         FOR GRANT       OF SHARES      PER SHARE
                                                                       --------------  --------------  ------------
  Balances, December 31, 1994........................................     13,312,493         604,566         $ 0.71
     Additional shares authorized....................................      1,310,576              --
     Options granted.................................................     (7,207,100)      7,207,100         $ 0.62
     Options exercised...............................................             --      (1,314,352)        $ 0.10
     Options canceled................................................      1,209,498      (1,209,498)        $ 0.22
                                                                         -----------      ----------
  Balances, December 31, 1995........................................      8,625,467       5,287,816         $ 0.85
     Additional shares authorized....................................     14,700,000              --
     Options granted.................................................    (19,928,944)     19,928,944         $ 3.83
     Options exercised...............................................             --      (2,674,624)        $ 0.45
     Options canceled................................................      1,355,842      (1,355,842)        $ 2.20
                                                                         -----------      ----------
  Balances, December 31, 1996........................................      4,752,365      21,186,294         $ 3.61
     Additional shares authorized....................................     16,000,000              --
     Options granted.................................................    (13,330,274)     13,330,274         $16.55
     Options exercised...............................................             --      (2,067,303)        $ 2.25
     Options canceled................................................      5,409,831      (5,409,831)        $16.69
                                                                         -----------      ----------
  Balances, December 31, 1997........................................     12,831,922      27,039,434         $ 7.48
                                                                         ===========      ==========

  The following table summarizes information about fixed stock options outstanding as of December 31, 1997:

                                      OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
                         ----------------------------------------------  -------------------------------
                                              WEIGHTED
                                               AVERAGE       WEIGHTED                         WEIGHTED
                              NUMBER          REMAINING      AVERAGE          NUMBER          AVERAGE
                          OF OUTSTANDING     CONTRACTUAL     EXERCISE     OF OUTSTANDING      EXERCISE
RANGE OF EXERCISE PRICES      OPTIONS           LIFE          PRICE           OPTIONS          PRICE
------------------------  ----------------  -------------  ------------  -----------------  ------------
$ 0.00 - 0.82..........          5,542,735            8.1        $ 0.54          3,624,064        $ 0.45
$ 1.38 - 4.25..........          7,808,072            8.3        $ 1.90          1,833,143        $ 1.92
$ 5.81 - 8.44..........          1,871,514            9.0        $ 7.94            160,069        $ 6.55
$10.99 -14.88..........          8,836,570            9.1        $12.55          1,119,851        $12.52
$16.14 -20.75..........          2,955,811            9.7        $19.50             33,284        $17.20
$26.44 -39.83..........             24,732            6.7        $36.34              2,890        $33.30
                                ----------                                       ---------
$ 0.00 -39.83..........         27,039,434            8.7        $ 7.48          6,773,301        $ 3.08
                                ==========                                       =========

  In May 1996, the Company adopted the 1996 Employee Stock Purchase Plan (the "Purchase Plan") and reserved 1,400,000 shares for issuance thereunder. The Purchase Plan became effective upon the completion of the Company's initial public offering. In January 1997, the Board of Directors of the Company adopted an amendment to the Purchase Plan to increase the number of shares authorized for issuance under the Purchase Plan to 3,400,000 shares. The Purchase Plan permits eligible employees to purchase common stock, through payroll deductions of up to 15% of the employee's compensation, at a price equal to 85% of the fair market value of the common stock at either the beginning or the end of each offering period, whichever is lower. In addition, Scopus had adopted the 1995
Employee Stock Purchase Plan (the "Acquired Purchase Plan").   All shares
purchased under the Acquired Purchase Plan have been adjusted to give effect to the conversion under the terms of the Agreement and Plan of Merger and Reorganization between the Company and Scopus. No additional shares will be issued under the Acquired Purchase Plan. As of December 31, 1997, 921,421 shares had been purchased under the Purchase Plan and the Acquired Purchase Plan.

FAIR VALUE INFORMATION

  The Company has elected to continue to use the intrinsic value-based method to account for all of its employee stock-based compensation plans. The Company has recorded no compensation costs related to its stock option plans for the years ended December 31, 1997, 1996 and 1995, except for the options granted during the period from October 1995 through April 1996, because the exercise price of each option equals or exceeds the fair value of the underlying common stock as of the grant date for each stock option.

  Pursuant to SFAS No. 123, the Company is required to disclose the pro forma effects on net income (loss) and net income (loss) per share data as if the Company had elected to use the fair value approach to account for all its employee stock-based compensation plans. Had compensation cost for the Company's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, the Company's net income (loss) and net income (loss) per share for the years ended December 31, 1997, 1996 and 1995 would have been as indicated below (in thousands, except per share data):

                                                                     1997         1996         1995
                                                                 ------------  -----------  -----------
  Net income (loss):
     As reported...............................................     $ (1,187)      $12,861       $1,802
     Pro forma.................................................     $(13,939)      $ 9,613       $1,591
  Net income (loss) per diluted share:
     As reported...............................................     $  (0.01)      $  0.16       $ 0.03
     Pro forma.................................................     $  (0.17)      $  0.12       $ 0.03
  Net income (loss) per basic share:
     As reported...............................................     $  (0.01)      $  0.18       $ 0.03
     Pro forma.................................................     $  (0.17)      $  0.14       $ 0.03

  The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants:

                                                                     1997          1996          1995
                                                                 ------------  ------------  ------------
  Risk-free interest rate......................................          6.1%          6.0%          5.9%
  Expected life (in years).....................................          3.5           3.5           3.6
  Expected volatility..........................................         83.9%         69.2%         70.4%

  The fair value of employees' stock purchase rights under the Purchase Plan was estimated using the Black-Scholes model with the following weighted average assumptions used for purchases:

                                                                     1997          1996
                                                                 ------------  ------------
  Risk-free interest rate......................................          5.3%          5.5%
  Expected life (in years).....................................          0.7           0.5
  Expected volatility..........................................         83.9%         68.5%

  Under SFAS No. 123, the weighted average estimated fair value of employee stock options granted at exercise price equal to market price at grant date during 1997, 1996 and 1995 was $16.97, $3.72 and $0.09 per share, respectively.

(5) INCOME TAXES

  The components of income tax expense for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                                                                                    1997         1996        1995
                                                                                 -----------  ----------  -----------
Current:
     Federal...................................................................     $ 7,631     $ 4,984       $1,217
     State.....................................................................       2,669       1,710          368
     Foreign...................................................................         400         345          143
                                                                                    -------     -------       ------
        Total current..........................................................      10,700       7,039        1,728
  Deferred:
     Federal...................................................................      (1,349)     (1,356)        (563)
     State.....................................................................        (217)       (173)         (80)
                                                                                    -------     -------       ------
        Total deferred.........................................................      (1,566)     (1,529)        (643)
                                                                                    -------     -------       ------
  Charge in lieu of taxes attributable to employer's stock option
          plans................................................................       4,046       2,173           --
                                                                                    -------     -------       ------
        Total income taxes.....................................................     $13,180     $ 7,683       $1,085
                                                                                    =======     =======       ======

  The differences between the income tax expense computed at the federal statutory rate of 35% and the Company's actual income tax expense for the years ended December 31, 1997, 1996 and 1995 are as follows (in thousands):

                                                                                    1997         1996        1995
                                                                                 -----------  ----------  ----------
     Expected income tax expense...............................................     $ 4,302      $7,119      $  982
     State income taxes, net of federal tax benefit............................       1,864       1,196         203
     In-process research and development.......................................       7,959          --          --
     Research and experimentation credit.......................................        (543)       (537)       (130)
     Tax exempt interest.......................................................        (995)       (204)         --
     Other, net................................................................         593         109          30
                                                                                    -------      ------      ------
          Total income taxes...................................................     $13,180      $7,683      $1,085
                                                                                    =======      ======      ======

  The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows (in thousands):

                                                                                      1997         1996
                                                                                   -----------  ----------
Deferred tax assets:
       Deferred state taxes......................................................      $  900      $  573
       Accruals and reserves, not currently taken for tax purposes...............       3,276       2,133
       Net operating loss carryforward...........................................         602          --
                                                                                       ------      ------
        Deferred assets..........................................................       4,778       2,706
     Deferred tax liability--depreciation........................................        (162)       (205)
                                                                                       ------      ------
        Net deferred assets......................................................      $4,616      $2,501
                                                                                       ======      ======

  Management believes it is more likely than not that future operations will generate sufficient taxable income to realize the deferred tax assets.

(6) RELATED PARTIES, SIGNIFICANT CUSTOMERS AND GEOGRAPHIC INFORMATION

  Certain members of the Company's Board of Directors serve as officers for customers of the Company. In 1997, aggregate revenues associated with shipments to these customers were $1,598,000 and accounts receivable from these customers was $654,000. No customer has accounted for 10% or more of total revenues in 1997, 1996, or 1995.

  The Company's export sales for the years ended December 31, 1997 and 1996 were $41.8 million and $7.7 million, respectively, (27% and 10% of total license revenues, respectively), and were immaterial in 1995. The Company's export sales are made principally in Europe and Asia.

(7) ACQUISITIONS

SCOPUS TECHNOLOGY, INC.

  On May 18, 1998, the Company completed the acquisition of Scopus of Emeryville, California, a leading provider of customer service, field service, and call center software solutions. Under the terms of the agreement, each outstanding share of Scopus common stock was exchanged for newly issued shares of common stock of the Company. This resulted in the issuance of approximately
15.1 million additional shares of the Company's Common Stock. In addition, all outstanding stock options of Scopus were converted into the right to acquire the Company's Common Stock at the same exchange ratio with a corresponding adjustment to the exercise price. In connection with the merger, the Company incurred direct merger-related expenses of approximately $13.5 million of direct transaction fees for investment bankers, attorneys, accountants and other professional fees of $9.1 million, integration charges related to duplicate facilities and equipment of $3.1 million and other miscellaneous expenses of $1.3 million.

  The transaction has been accounted for as a pooling of interests. Accordingly, the financial statements of Siebel have been restated to include the financial position and results of operations of Scopus for all periods presented. Prior to the merger with Siebel, Scopus used a fiscal year ending March 31. The restated financial statements as of December 31, 1997 and for prior periods include Siebel's results of operations for the calendar periods noted and Scopus' results of operations for the fiscal periods ending three months later. Beginning on January 1, 1998, the restated financial statements combine the operating results of Siebel and Scopus for the calendar periods noted.

  The results of operations for the separate companies and the combined amounts presented in the consolidated financial statements follow (in thousands).

                                   Years Ended December 31,
                          -----------------------------------------
                               1997           1996          1995
                          --------------  ------------  ------------
Total revenues:
 Siebel.................       $118,775       $ 39,152       $ 8,038
 Scopus.................         88,853         62,210        27,796
                               --------       --------       -------
                               $207,628       $101,362       $35,834
                               ========       ========       =======

Net income (loss):
 Siebel.................       $ (2,427)      $  5,025       $   317
 Scopus.................          1,240          7,836         1,485
                               --------       --------       -------
                               $ (1,187)      $ 12,861       $ 1,802
                               ========       ========       =======

  In combining the financial statements of Siebel and Scopus, certain reclassifications, conforming changes and adjustments relating to revenue recognition were made to the historical financial statements of Scopus. These conforming changes and adjustments resulted in a reduction of previously reported net income of approximately $2,930,000 in fiscal 1997, $580,000 in fiscal 1996, and $505,000 in fiscal 1995.

INTERACTIVE WORKPLACE, INC

  On October 1, 1997, the Company issued shares of common stock in exchange for all outstanding securities of privately-held InterActive WorkPlace, Inc. ("InterActive"), a developer of intranet-based business intelligence software technology. The transaction was valued at approximately $15 million and was accounted for by the purchase method of accounting. Accordingly, the operating results of InterActive have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. Under the terms of the agreement, InterActive's securityholders received or will receive up to approximately 854,000 shares of the Company's common stock in exchange for all outstanding shares in InterActive. Additionally, InterActive optionees received options to purchase an aggregate of approximately 64,000 shares of the Company's common stock in exchange for their options to purchase InterActive common stock. The excess of the purchase price over the fair value of the net assets acquired was allocated to purchased in-process research and development and intangible assets of $14,017,000 and $104,000, respectively. The purchased in-process research and development was charged to operations in the fourth quarter of 1997. The amounts allocated to intangible assets will be amortized over three years.

  The results of operations of InterActive prior to the acquisition date are not considered material to the consolidated results of operations of the Company and, accordingly, pro forma financial information has not been presented.

NOMADIC SYSTEMS, INC

  On November 1, 1997, the Company issued shares of common stock in exchange for all outstanding securities of privately-held Nomadic Systems, Inc. ("Nomadic"), a provider of innovative business solutions to pharmaceutical sales forces. The transaction was valued at approximately $11 million and was accounted for by the purchase method of accounting. Accordingly, the operating results of Nomadic have been included in the accompanying consolidated financial statements of the Company from the date of acquisition. Under the terms of the agreement, Nomadic's securityholders received approximately 600,000 shares of the Company's common stock in exchange for all outstanding shares of Nomadic. The excess of the purchase price over the fair value of the net assets acquired was allocated to purchased in-process research and development and intangible assets of $8,723,000 and $1,553,000, respectively. The purchased in-process research and development was charged to operations in the fourth quarter of 1997. The amounts allocated to intangible assets will be amortized over three years.

  The results of operations of Nomadic prior to the acquisition date are not considered material to the consolidated results of operations of the Company and, accordingly, pro forma financial statement information has not been presented.

CLEAR WITH COMPUTERS, INC.

  The Company incurred merger costs of approximately $3.3 million in the third quarter of 1997 in connection with its planned merger with Clear With Computers, Inc. The merger plan was terminated early in the fourth quarter of 1997.

                                                                     SCHEDULE II

                              SIEBEL SYSTEMS, INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                                                   BALANCE AT        CHARGES TO
                                                    BEGINNING        COSTS AND                          BALANCE AT
                                                     OF YEAR          EXPENSES        DEDUCTIONS        END OF YEAR
                                                 -------------    --------------    -------------     -------------
                                                                            (IN THOUSANDS)
Allowance for doubtful accounts:
  Year ended December 31, 1997..............            $1,940            $4,920           $2,572            $4,288
  Year ended December 31, 1996..............            $  665            $2,636           $1,361            $1,940
  Year ended December 31, 1995..............            $  349            $1,072           $  756            $  665

SELECTED FINANCIAL DATA
-----------------------

                                                         Years Ended December 31,
                                                -------------------------------------------
                                                    1997             1996           1995
                                                ------------     ------------    ----------
Operating Data
Net revenues..................................      $207,628         $101,362       $35,834
Operating income..............................      $  6,619         $ 17,426       $ 2,263
Net income (loss).............................      $ (1,187)        $ 12,861       $ 1,802
Pro forma net income *........................      $ 24,851         $ 12,861       $ 1,802
Net income (loss) per diluted share...........      $  (0.01)        $   0.16       $  0.03
Pro forma net income per diluted share *......      $   0.26         $   0.16       $  0.03
Total assets..................................      $268,164         $206,945       $57,167
Total equity..................................      $209,368         $172,430       $42,884

______________
*  Excludes write-off of acquired research and development

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
--------------------------------------------------------------------------
OPERATIONS
----------

OVERVIEW

  Siebel Systems, Inc. ("Siebel" or the "Company") is the world's leading supplier of Enterprise Relationship Management systems for organizations focused on increasing sales, marketing and customer service effectiveness in field sales, service organizations, telesales, telemarketing, call centers and third-party resellers. The Company designs, develops, markets, and supports Siebel Enterprise Applications, a leading Internet-enabled, object oriented client/server application software product family designed to meet the sales, marketing and customer service information system requirements of even the largest multi-national organizations.


  In today's increasingly competitive global markets, businesses must continuously improve their operations. Having spent considerable effort and resources in previous years automating finance, manufacturing, distribution, human resources management, and general office operations, many businesses are now looking to apply the leverage of information technology to their sales, marketing and customer service processes. Unlike previous automation efforts, which have focused on decreasing expenses, sales, marketing and customer service information systems focus primarily on increasing revenues.

  The Siebel Enterprise Applications are comprised of a broad range of advanced client/server application products designed to allow corporations to deploy comprehensive customer information systems, product information systems, competitive information systems, and decision support systems on a global basis. The Company's products provide support for multiple languages and multiple currencies with support for a number of frequently interdependent distribution channels, including direct field sales, telesales, telemarketing, distribution, retail and Internet-based selling and support.

  This Report contains forward looking statements that involve risks and uncertainties. The Company's future financial results are subject to a number of risk factors which may cause the Company's actual results to vary, perhaps materially, from current expectations. Some of these factors are discussed in "Risk Factors" below and elsewhere in this Report.

RECENT DEVELOPMENTS

  On May 18, 1998, the Company completed the acquisition of Scopus of Emeryville, California, a leading provider of customer service, field service, and call center software solutions. Under the terms of the agreement, each outstanding share of Scopus common stock was exchanged for newly issued shares of common stock of the Company. This resulted in the issuance of approximately
15.1 million additional shares of the Company's Common Stock. In addition, all outstanding stock options of Scopus were converted into the right to acquire the Company's Common Stock at the same exchange ratio with a corresponding adjustment to the exercise price. In connection with the merger, the Company incurred direct merger-related expenses of approximately $13.5 million, consisting of direct transaction fees for investment bankers, attorneys, accountants and other professional fees of $9.1 million, integration charges related to duplicate facilities and equipment of $3.1 million and other miscellaneous expenses of $1.3 million.

  The transaction has been accounted for as a pooling of interests. Accordingly, the financial statements of Siebel have been restated to include the financial position and results of operations of Scopus for all periods presented. Prior to the merger with Siebel, Scopus used a fiscal year ending March 31.

RESULTS OF OPERATIONS

  The following table sets forth statement of operations data for the three years ended December 31, 1997 expressed as a percentage of total revenues:


                                                                     YEAR  ENDED DECEMBER 31,
                                                              --------------------------------------
                                                                 1997         1996          1995
                                                              -----------  -----------  ------------
Revenues:                                                            %            %            %
     Software...............................................        75.6         79.3          74.2
     Maintenance, consulting and other......................        24.4         20.7          25.8
                                                                   -----        -----         -----
        Total revenues......................................       100.0        100.0         100.0
  Cost of revenues:
     Software...............................................         2.1          2.2           2.5
     Maintenance, consulting and other......................        13.9         13.0          20.4
                                                                   -----        -----         -----
        Total cost of revenues..............................        16.0         15.2          22.9
                                                                   -----        -----         -----
        Gross margin........................................        84.0         84.8          77.1
  Operating expenses:
     Product development....................................        12.6         14.6          22.9
     Sales and marketing....................................        47.6         43.4          38.5
     General and administrative.............................         8.2          9.6           9.4
     Merger termination costs...............................         1.6           --            --
     Write-off of acquired research and development.........        11.0           --            --
                                                                   -----        -----         -----
        Total operating expenses............................        80.8         67.6          70.8
                                                                   -----        -----         -----
        Operating income....................................         3.2         17.2           6.3
  Other income, net.........................................         2.6          3.1           1.7
                                                                   -----        -----         -----
        Income before taxes.................................         5.8         20.3           8.0
  Income taxes..............................................         6.3          7.6           3.0
                                                                   -----        -----         -----
        Net income (loss)...................................        (0.5)        12.7           5.0
                                                                   =====        =====         =====

REVENUES

  Software. License revenues increased to $156,971,000 for the year ended December 31, 1997 from $80,413,000 and $26,589,000 for the years ended December 31, 1996 and 1995, respectively. License revenues as a percentage of total revenues were 76% in the fiscal 1997 period as compared to 79% in the fiscal 1996 period and 74% in the fiscal 1995 period. License revenues increased in absolute dollar amount during these periods from the respective prior year periods due to an increase in the number of licenses of Siebel applications sold to new and existing customers and also due to licenses of new modules, released with the latest version of Siebel applications, to existing users of Siebel base applications. This increase in the number of licenses was primarily due to continued demand by new and existing customers for products in the Siebel applications family both in the United States and internationally. The Company expects that license revenues will remain the same or decrease as a percentage of total revenues.

  Maintenance, Consulting and Other. Maintenance, consulting and other revenues increased to $50,657,000 for the year ended December 31, 1997 from $20,949,000 and $9,245,000 for the years ended

December 31, 1996 and 1995, respectively, and as a percentage of total revenues were 24% in the fiscal 1997 period as compared to 21% and 26% in the fiscal 1996 and 1995 periods, respectively. These increases in absolute dollar amount were due to growth in the Company's consulting business and growth in the installed base of customers with a maintenance component and maintenance renewals from products licensed in prior periods. The Company expects that maintenance, consulting and other revenues will remain the same or increase as a percentage of total revenues due to increased maintenance revenues derived from the Company's growing installed base and due to the Company's expansion of its consulting organization to meet anticipated customer demands in connection with product implementation.

  A relatively small number of customers account for a significant percentage of the Company's license revenues. For 1997 and 1996, sales to the Company's ten largest customers accounted for 27% and 28% of total revenues, respectively. The Company expects that licenses of its products to a limited number of customers will continue to account for a large percentage of revenue for the foreseeable future.

  The Company markets its products in the United States through its direct sales force and internationally through its sales force and distributors in Japan. International revenues accounted for 27% and 10% of total revenues in 1997 and 1996, respectively. The Company is increasing its international sales force and is seeking to establish distribution relationships with appropriate strategic partners and expects international revenues will continue to account for a substantial portion of total revenues in the future.

COST OF REVENUES

  Software. Cost of software license revenues includes third-party software royalties, product packaging, documentation and production. Cost of license revenues through December 31, 1997 has averaged less than 3% of software license revenues. All costs incurred in the research and development of software products and enhancements to existing products have been expensed as incurred, and, as a result, cost of license revenues includes no amortization of capitalized software development costs. These costs are expected to remain the same or increase as a percentage of total revenues.

  Maintenance, Consulting and Other. Cost of maintenance, consulting and other revenues consist primarily of personnel, facility and systems costs incurred in providing customer support. Cost of maintenance, consulting and other revenues increased to $28,787,000 for the year ended December 31, 1997 from $13,183,000 and $7,300,000 for the years ended December 31, 1996 and 1995, respectively, and as a percentage of total revenues were 14% for the year ended December 31, 1997 as compared to 13% in the fiscal 1996 and 20% in fiscal 1995. The increases in the absolute dollar amount reflect the effect of fixed costs resulting from the Company's expansion of its maintenance and support organization and growth in the Company's consulting business. The Company expects that maintenance, consulting and other costs will continue to increase in absolute dollar amount as the Company expands both its customer support organization to support a growing installed base and its consulting organization to meet anticipated customer demands in connection with product implementation. These costs are expected to remain the same or increase as a percentage of total revenues.

OPERATING EXPENSES

  Product Development. Product development expenses include expenses associated with the development of new products, enhancements of existing products and quality assurance activities, and consist primarily of employee salaries, benefits, consulting costs and the cost of software development tools. Product development expenses increased to $26,105,000 for the year ended December 31, 1997 from $14,775,000 and $8,198,000 for the years ended December 31, 1996 and 1995, respectively, and decreased as a percentage of total revenues to 13% in the fiscal 1995 period from 15% and 23% in the fiscal 1996 and 1995 periods, respectively. The increases in the dollar amount of product development expenses were primarily attributable to costs of additional personnel in the Company's product development operations. The Company anticipates that it will continue to devote substantial resources to product development. The Company expects product development expenses to increase in absolute dollar amount but remain at a similar percentage of total revenues as in 1997. The Company to date has not capitalized any software development costs.

  Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and bonuses earned by sales and marketing personnel, field office expenses, travel and entertainment and promotional expenses. Sales and marketing expenses increased to $98,748,000 for the year ended December 31, 1997 from $44,044,000 and $13,797,000 for the years ended December 31, 1996 and 1995, respectively, and as a percentage of total revenues sales and marketing expenses increased to 48% in 1997, from 43% and 39% in the fiscal 1996 and 1995 periods, respectively. The increases in the dollar amount of sales and marketing expenses reflect primarily the hiring of additional sales and marketing personnel and, costs associated with expanded promotional activities, and indirect merger-related costs, such as corporate sales training and marketing programs. The Company expects that sales and marketing expenses will continue to increase in absolute dollar amount as the Company continues to expand its sales and marketing efforts, establishes additional sales offices in the United States and internationally and increases promotional activities. These expenses are expected to remain at a similar percentage of total revenues as in 1997.

  General and Administrative. General and administrative expenses consist primarily of salaries and occupancy costs for administrative, executive and finance personnel. General and administrative expenses increased to $16,938,000 for the year ended December 31, 1997 from $9,737,000 and $3,361,000 for the years ended December 31, 1996 and 1995, respectively, and as a percentage of total revenues were 8% in the fiscal 1997 period and 10% and 9% in the fiscal 1996 and 1995 periods, respectively. The increases in the absolute dollar amount of general and administrative expenses were primarily due to increased staffing and associated expenses necessary to manage and support the Company's increased scale of operations. The Company believes that its general and administrative expenses will continue to increase in absolute dollar amount as a result of the continued expansion of the Company's administrative staff and facilities to support growing operations and the expenses associated with being a public company. The Company anticipates that its general and administrative expenses as a percentage of total revenues should remain at a similar percentage as in 1997.

  Merger Termination Costs. The Company incurred merger costs of approximately $3.3 million in the third quarter of 1997 in connection with its planned merger with Clear With Computers, Inc. The merger plan was terminated early in the fourth quarter of 1997.

  Write-off of Acquired Research and Development. On October 1, 1997, the Company completed its purchase of InterActive WorkPlace, Inc. ("InterActive"), a developer of intranet-based business intelligence software technology that has been incorporated into the Siebel InterActive product. The Company took a one-time charge of $14,017,000 million, or $0.17 per diluted share, pursuant to an allocation of the purchase price by an independent appraiser, as a write-off of acquired research and development. The acquisition was accounted for by the purchase method of accounting.

  On November 1, 1997, the Company completed its purchase of Nomadic Systems, Inc. ("Nomadic"), a provider of innovative business solutions to pharmaceutical sales forces. Technology acquired with Nomadic has been incorporated into the Siebel Pharma product. The Company took a one-time charge of $8,723,000 or $0.10 per diluted share, pursuant to an allocation of the purchase price by an independent appraiser, as a write-off of acquired research and development. The acquisition was accounted for by the purchase method of accounting.

OPERATING INCOME AND OPERATING MARGIN

  Operating income decreased to $6,619,000 for the year ended December 31, 1997 from $17,426,000 for the year ended December 31, 1996 and increased from $2,263,000 for the year ended December 31, 1995 and operating margin was 3% in the fiscal 1997 period, as compared with 17% and 6% in the fiscal 1996 and 1995 periods, respectively. Excluding merger termination costs, the write-off of acquired research and development and merger related expenses, operating income increased to

$32,657,000 for the year ended December 31, 1997 from $17,426,000 and $2,263,000 for the years ended December 31, 1996 and 1995, respectively, and operating margin was 16% in the fiscal 1997 period as compared to 17% and 6% in the fiscal 1996 and 1995 periods, respectively. These increases in operating income and margin, excluding merger termination costs and the write-off of in-process research and development, were due to increases in license revenues without a proportional increase in cost, particularly costs associated with the hiring of new personnel. The Company expects operating margins, net of merger-related expenses, to decrease as it continues to invest in sales, marketing, development and support activities globally.

OTHER INCOME, NET

  Other income, net, is primarily comprised of interest income earned on the Company's cash and cash equivalents and short-term investments and reflects earnings on increasing cash and cash equivalents and short-term investment balances.

PROVISION FOR INCOME TAXES

  Income taxes are comprised primarily of federal and state taxes. The provision for income taxes was $13,180,000 $1,085,000, $7,683,000, and in 1997, 1996, and
1995, respectively. The provision for income taxes as a percentage of pretax income was 110%, 38% and 37%, respectively. The tax rate in 1997 was higher than the rates in 1996 and 1995 primarily due to non-deductible items related to acquisitions. The Company expects its effective tax rate to be approximately 38%, excluding the effect of non-recurring, non-deductible costs such as merger-related expenses.

NET INCOME (LOSS)

  The Company had a net loss of $1,187,000 for the year ended December 31, 1997 compared to net income of $12,861,000 and net income of $1,802,000 for the years ended December 31, 1996 and 1995, respectively. Net loss per share was $0.01 per diluted share in fiscal 1997, compared with net income of $0.16 and $0.03 in the fiscal 1996 and 1995 periods, respectively.

  Excluding merger termination costs and the write-off of acquired research and development, the Company had pro-forma net income of $23,630,000 for the year ended December 31, 1997 compared to net income of $12,861,000 and $1,802,000 for the years ended December 31, 1996 and 1995, respectively. Net income per diluted share was $0.28 per share in fiscal 1997, compared with net income of $0.16 and $0.03 in the fiscal 1996 and 1995 periods, respectively. Pro-forma net income as a percentage of total revenues was 11% in the year ended December 31, 1997 compared to 13% and 5% in the years ended December 31, 1996 and 1995, respectively.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's cash, cash equivalents and short-term investments increased to $162,201,000 as of December 31, 1997 from $151,628,000 as of December 31, 1996, representing approximately 60% and 73% of total assets, respectively. This increase was primarily attributable to increases in accrued expenses and deferred revenue, partially offset by increases in accounts receivable and purchases of property and equipment. The Company has generated positive cash flow in 1997, 1996 and 1995.

  The Company has used fully serviced office suites on a month-to-month rental basis to establish its presence in new locations. As these locations expand, the Company expects to transition more of the office suites to leased space. This transition will involve build-out of tenant improvements, acquisition of furniture and fixtures, and other capital costs, which were not incurred in connection with the use of fully serviced office suites. The Company has already built-out leased facilities, both domestically and internationally, and expects this trend to continue. Accordingly, capital expenditures are expected to increase during 1998 and in 1999.

  The Company believes that the anticipated cash flows from operations, cash, cash equivalents and short-term investments, will be adequate to meet its cash needs for working capital and capital expenditures for at least the next twelve months.